Exhibit 12-B

                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
      --------------------------------------------------------------------
                                    UNAUDITED

                                                 Nine Months
                                                    Ended
                                              September 30, 2000
                                              ------------------

OPERATING REVENUES                                 $3,912,104
                                                    ---------

OPERATING EXPENSES                                  3,521,634
  Interest portion of rentals (A)                      17,863
  Fixed charges of service company
    subsidiaries (B)                                    3,911
                                                    ---------
      Net expense                                   3,499,860
                                                    ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds used
    during construction                                 3,541
  Equity in undistributed earnings
    of affiliates, net                                 22,278
  Other income, net                                   112,568
  Minority interest net income                         (2,816)
                                                    ---------
      Total other income and deductions               135,571
                                                    ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  547,815
                                                    =========

FIXED CHARGES:
  Interest on funded indebtedness                  $  386,549
  Other interest (C)                                   23,731
  Preferred stock dividends of
    subsidiaries on a pretax basis (E)                 22,588
  Interest portion of rentals (A)                      17,863
                                                    ---------
      Total fixed charges                          $  450,731
                                                    =========

RATIO OF EARNINGS TO FIXED CHARGES                       1.22
                                                         ====